Exhibit 99.1

NEWS RELEASE

For Immediate Release

Inovio Pharmaceuticals Announces Pricing of

Public Offering of Common Stock

BLUE BELL, PA – February 27, 2014 — Inovio Pharmaceuticals, Inc. (NYSE MKT: INO) (“Inovio” or the “Company”), today announced the pricing of an underwritten public offering of 18,966,000 shares of common stock for a public offering price of $2.90 per share. The gross proceeds to Inovio from this offering are expected to be approximately $55 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company has granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 2,844,900 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about March 4, 2014, subject to customary closing conditions.

The Company intends to use the net proceeds received from the sale of the common stock for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses and potential acquisitions of companies and technologies that complement its business.

Piper Jaffray & Co. and Stifel, Nicolaus & Company, Incorporated are acting as joint bookrunning managers for the offering. Brean Capital, LLC and Maxim Group LLC are acting as co-managers of the offering.

The securities described above are being offered by Inovio pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on February 13, 2014. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at 800-747-3924 or email at prospectus@pjc.com; or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, via telephone at 415-364-2720 or email at syndicateops@stifel.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Inovio being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inovio Pharmaceuticals, Inc.

We are engaged in the discovery and development of a new generation of vaccines and immune therapies, called synthetic vaccines, focused on cancers and infectious diseases. Our DNA-based SynCon® technology is designed to provide universal protection against known as well as new unmatched strains of pathogens such as influenza and also generate strong T-cell responses to fight cancers and infectious diseases. Our preclinical development and clinical programs include cervical dysplasia/cancer (therapeutic), influenza (preventive), prostate cancer (therapeutic), hepatitis C virus, hepatitis B virus, HIV, and malaria vaccines. Our partners and collaborators include Roche, University of Pennsylvania, Drexel University, National Microbiology Laboratory of the Public Health Agency of Canada, Program for Appropriate Technology in Health/Malaria Vaccine Initiative, National Institute of Allergy and Infectious Diseases, Merck, University of Southampton, United States Military HIV Research Program, U.S. Army Medical Research Institute of Infectious Diseases, HIV Vaccines Trial Network and Department of Homeland Security.

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This press release contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, our ability to secure new partnerships and collaborations, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, our Form 10-Q for the quarter ended September 30, 2013, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors: Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com